                                                                 EXHIBIT (d)(11)

                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

     Amendment dated as of September 7, 2006 to the Investment Sub-Advisory Agreement dated as of May 1, 1998, as amended as of February 26, 2004, between Independence Capital Management, Inc. (the "Adviser") and Vontobel Asset Management, Inc. (formerly Vontobel USA Inc.) (the "Sub-Adviser") with respect to the International Equity Fund (the "Fund"), a portfolio of the Penn Series Funds, Inc.

                                   WITNESSETH:

     WHEREAS, Adviser and Sub-Adviser have entered into an Investment Sub-Advisory Agreement (the "Agreement") dated as of May 1, 1998, as amended as of February 26, 2004, pursuant to which the Sub-Adviser renders investment sub-advisory services to the Fund;

     WHEREAS, Section 3 of the Agreement sets forth the terms and conditions with respect to the compensation payable by the Adviser to the Sub-Adviser for the services rendered to the Fund pursuant to the Agreement; and

     WHEREAS, Adviser and Sub-Adviser desire to amend Section 3 of the Agreement for the purpose of revising the terms and conditions with respect to the compensation payable to the Sub-Adviser under the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

     1. Section 3.B. of the Agreement is hereby deleted and replaced with the following:

          B. FEE RATE. The fee shall be paid at the rate of 0.50% of the first $227,000,000 of average daily net assets of the Fund and 0.35% of average daily net assets of the Fund in excess of $227,000,000.

     2. Section 3.E. of the Agreement entitled "Lowest Fee Warranty" is hereby deleted.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

INDEPENDENCE CAPITAL MANAGEMENT, INC.   VONTOBEL ASSET MANAGEMENT, INC.


By: /s/ Peter M. Sherman                By: /s/ Joseph Mastoloni
    ---------------------------------       ------------------------------------
Name: Peter M. Sherman                  Name: Joseph Mastoloni
Title: President                        Title: Vice President


                                        VONTOBEL ASSET MANAGEMENT, INC.


                                        By: /s/ Heinrich Schlegel
                                            ------------------------------------
                                        Name: Heinrich Schlegel
                                        Title: President and Chief Executive
                                               Officer


                                        2